UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

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MONTPELIER RE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Montpelier Re Holdings Ltd.
Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 23, 2006
To our Shareholders:
      The Annual General Meeting of Shareholders of Montpelier Re Holdings Ltd. (the “Company”) will be held at the Company’s Offices at Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda on May 23, 2006, at 12:00 p.m. Atlantic Daylight Time for the following purposes:

1. To elect to the Company’s Board of Directors three Class A directors for terms expiring in 2009.

2. To elect to the Company’s Board of Directors one Class B director and two Class C directors, for terms expiring in 2007 and 2008, respectively.

3. To elect the designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda.

4. To appoint PricewaterhouseCoopers, an independent registered public accounting firm, of Hamilton, Bermuda as the Company’s independent auditor for 2006 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration.

5. To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.
      The Company’s audited financial statements for the year ended December 31, 2005, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.
      The close of business on March 31, 2006 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
      Shareholders are urged to complete, date, sign and return the enclosed proxy card to Montpelier Re Holdings Ltd. in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the Annual General Meeting. Please note that the person designated as your proxy need not be a shareholder. Persons who hold their Common Shares in a brokerage account or through a nominee will likely have the added flexibility of directing the voting of their shares by telephone or over the internet.

By Order of the Board of Directors,

Jonathan B. Kim
Secretary
Hamilton, Bermuda
April 14, 2006

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT ANNUAL GENERAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SOLICITATION AND REVOCATION
MANAGEMENT
BOARD MEETINGS AND COMMITTEES
AUDIT COMMITTEE REPORT
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MANAGEMENT COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL FOR ELECTION OF CLASS A DIRECTORS
PROPOSAL FOR ELECTION OF CLASS B AND C DIRECTORS
PROPOSAL FOR ELECTION OF DESIGNATED COMPANY DIRECTORS OF MONTPELIER REINSURANCE LTD. (“MONTPELIER RE”)
PROPOSAL FOR APPOINTMENT OF INDEPENDENT AUDITOR
OTHER MATTERS
2007 SHAREHOLDER PROPOSALS
Appendix A CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
May 23, 2006
GENERAL INFORMATION
      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Montpelier Re Holdings Ltd. to be voted at our Annual General Meeting of Shareholders to be held at the Company’s Offices at Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda on May 23, 2006 at 12:00 p.m., Atlantic Daylight Time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to shareholders on or about April 14, 2006.
      As of March 31, 2006, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual General Meeting, there were 89,179,407 common shares of the Company, par value US 1/6 cent per share (the “Common Shares”), issued and outstanding. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual General Meeting.
      Holders of Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual General Meeting for each share held. Pursuant to Section 51 of our Bye-laws, if, and so long as, the “controlled shares” (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at an election of directors, then the votes conferred by the controlled shares owned by such person shall be reduced by whatever amount is necessary so that after any such reduction such votes shall constitute 9.5% of the total voting power of all the shares entitled to vote generally at any election of directors as set forth in our Bye-laws. In addition, our Board may adjust a shareholder’s voting rights to the extent that the Board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us or any subsidiary of the Company or to any shareholder or affiliate controlled by such shareholder. “Controlled shares” shall include, among other things, all Common Shares that a person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 958 of the Internal Revenue Code of the United States).
      In order to determine the number of controlled shares owned by each shareholder, we are authorized to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Common Shares attributable to any person. We may, in our reasonable discretion, disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.
      The presence of two or more persons present in person and representing in person or by proxy in excess of 50% of the total combined voting power (that is the number of maximum possible votes of the shareholders entitled to attend and vote at a general meeting, after giving effect to the provision of section 51 of our Bye-laws) of all of the issued and outstanding shares of the Company throughout the meeting shall form a quorum for the transaction of business at the Annual General Meeting.
      At the Annual General Meeting, shareholders will be asked to take the following actions:

1. To vote FOR the election of the Class A director nominees named herein to the Company’s Board of Directors for terms expiring in 2009.

2. To vote FOR the election of the Class B director nominee and the Class C director nominees named herein to the Company’s Board of Directors for terms expiring in 2007 and 2008, respectively.

3. To vote FOR the election of the designated company director nominees named herein for election as directors of our wholly-owned subsidiary, Montpelier Reinsurance Ltd. (“Montpelier Re”).

4. To vote FOR the appointment of PricewaterhouseCoopers, an independent registered public accounting firm, of Hamilton, Bermuda as the Company’s independent auditor for 2006 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration.
      At the Annual General Meeting, shareholders will also receive the report of our independent auditor and may be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting.
      Proposal Nos. 1, 2, 3 and 4 will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the Annual General Meeting. The Company intends to conduct all voting at the Annual General Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-laws.
SOLICITATION AND REVOCATION
      PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Annual General Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual General Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her as proxy to inform such person of this appointment.
      All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual General Meeting. Attendance at the Annual General Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.
      Member brokerage firms of the New York Stock Exchange (“NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions, vote in their discretion upon Proposal Nos. 1, 2, 3 and 4. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
      We will bear the cost of solicitation of proxies. We have engaged the firm of Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for a fee of $7,500, plus the reimbursement of reasonable out of pocket expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of Common Shares which such persons hold of record.

MANAGEMENT
      Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term, except in the case of a director appointed to fill a casual vacancy. Currently, we have ten Directors serving on our Board, and our full Board consists of twelve directorships. There is no present intention of filling any vacancies on the Board or altering the composition of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named herein. At our 2006 Annual General Meeting, our shareholders will elect three Class A Directors, who will serve until our 2009 Annual General Meeting and one Class B Director and two Class C directors, who will serve until our 2007 and 2008 Annual General Meetings, respectively, to fill vacancies created by the intended resignations of one current Class B director and two current Class C directors with effect from the conclusion of our 2006 Annual General Meeting. Our incumbent Class B Directors are scheduled to serve until our 2007 Annual General Meeting and our incumbent Class C Directors are scheduled to serve until our 2008 Annual General Meeting.
Current Board Members

			Director
Name	Age	Position	Since

Nominees for election as Class A Directors
Anthony Taylor(3)(4)	60	Chairman, President and Chief Executive Officer	2001
Allan W. Fulkerson(1)(3)	72	Director	2001
K. Thomas Kemp	65	Director, Vice President	2002
Current directors
Class B Directors
Kamil M. Salame(3)(5)	37	Director	2001
Raymond M. Salter(2)(4)	72	Director	2001
John F. Shettle, Jr.(1)(4)	51	Director	2004
Class C Directors
Raymond Barrette(2)(4)	55	Director	2001
Steven J. Gilbert(2)(3)	59	Director	2001
John D. Gillespie(3)(5)	47	Director	2001
William L. Spiegel(1)(2)(5)	43	Director	2001

(1)	Member of the Audit Committee.

(2)	Member of the Compensation and Nominating Committee.

(3)	Member of the Finance Committee.

(4)	Member of the Underwriting Committee.

(5)	Announced intention to resign from the Board with effect from the conclusion of the 2006 Annual General Meeting.
      Anthony Taylor. Mr. Taylor has served as our President and Chief Executive Officer and President of Montpelier Re since January 1, 2002, and as our Chairman since February 27, 2004. From 1983 until December 2001, Mr. Taylor was associated with Lloyd’s Syndicate Number 51 “A Taylor & Others,” which was initially managed by Willis Faber Agencies and, after a management buyout, by Wellington Underwriting Agencies Limited (“Wellington”) of which Mr. Taylor was a founding director. From 1998 until 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington. During 2001, Mr. Taylor was Chairman of Wellington and Deputy Chairman of Wellington Underwriting plc (“Wellington Underwriting”). Prior to 1998, Mr. Taylor served as the Active Underwriter of Lloyd’s Syndicate Number 51. Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd’s market.

      Raymond Barrette. Mr. Barrette is the former President and CEO of White Mountains Insurance Group, Ltd. (“White Mountains”), where he served as president from January 2003 until his retirement in October 2005 and as a director from 2000 to 2005. He also served as Chief Executive Officer of OneBeacon Insurance Group LLC (“OneBeacon”), a subsidiary of White Mountains, from 2001 until 2002. Mr. Barrette formerly served as President of White Mountains from 2000 to June 2001, and served as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. He was formerly a consultant to Tillinghast-Towers Perrin from 1994 to 1996, and was with Fireman’s Fund Insurance Company (“Fireman’s Fund”) from 1973 to 1993.
      Allan W. Fulkerson. Mr. Fulkerson is the President of Red Hill Capital, LLC. Previously, he served for more than ten years as President and Chief Executive Officer of Century Capital Management, Inc. He currently serves as a director of CRM Holdings, Ltd., Argonaut Group, Inc., Asset Allocation and Management, LLC and HCC Insurance Holdings, Inc. Previously, he also served as a director of the Galtney Group, Inc., International Financial Group, Inc., Mutual Risk Management, Ltd., Risk Capital Holdings, Inc., SCUUL Limited, Tempest Reinsurance Co., Terra Nova (Bermuda) Holdings, Ltd., United Educators Risk Retention Group, Inc. and Wellington Underwriting. Mr. Fulkerson is a graduate of Williams College, where he served as a Trustee and Chairman of the Finance Committee until June 2001.
      Steven J. Gilbert. Mr. Gilbert has been Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, since 1997. From 1992 to 1997, Mr. Gilbert was the Founder and Managing General Partner of Soros Capital L.P., and a principal advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, Mr. Gilbert was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Mr. Gilbert is also a Limited Partner of Chemical Venture Partners (now J.P. Morgan Capital Partners), which he founded in 1984, and was Managing General Partner until 1988. Mr. Gilbert is a former director of the Asian Infrastructure Fund, Edmunds.com, Ionex, iSky, LLC International, Inc., Optical Capital Group and Veritas, Inc. He is currently a director and chairman of CPM Holdings, Inc., a director and co-chairman of True Temper Sports, Inc. and a director of Olympus Reinsurance Company, Ltd.
      John D. Gillespie. Mr. Gillespie is the founder and Managing Partner of Prospector Partners LLC of Guilford, Connecticut. Mr. Gillespie is a director of White Mountains, where he has served since 1999 and where he was formerly the non-executive Deputy Chairman from 2002 to 2005, and President of White Mountains Advisors LLC. Mr. Gillespie currently serves as a director of Symetra Financial Corporation. He is also on the Board of Trustees of Bates College. Prior to forming Prospector Partners, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie was at T. Rowe Price from 1986 to 1997 and GEICO Corporation from 1980 to 1984.
      K. Thomas Kemp. Mr. Kemp serves as our Vice President in an advisory role for which he receives no compensation and as a Director. From 2001 to 2004 he also served as our Chief Financial Officer. Mr. Kemp was a Director of White Mountains from 1994 to March 2004. He was also President of White Mountains from June 2001 until December 2002. From January 2000 to June 2001, Mr. Kemp was Deputy Chairman, and from 1997 to 2000, he was President and CEO of White Mountains. Mr. Kemp was a director of Folksamerica, a subsidiary of White Mountains Re Group, Ltd., Fund American Reinsurance Company, Ltd. (“Fund American”) and PECO Pallets, Inc. (“PECO Pallet”) until 2004. He currently serves as a director of Amlin plc and Main Street America Assurance Corporation (“Main Street America”).
      Kamil M. Salame. Mr. Salame is a Partner of DLJ Merchant Banking Partners and a Managing Director of Credit Suisse Securities (USA) LLC. Mr. Salame joined DLJ’s Merchant Banking Group, a predecessor to Credit Suisse Securities (USA) LLC, in 1997. Previously, he was a member of Donaldson Lufkin & Jenrette’s Leveraged Finance Group. Mr. Salame is also a director of Aspen Insurance Holdings, Ltd., Merrill Corporation, PCDI, Inc. and US Express Leasing, Inc. Mr. Salame received a J.D. from Columbia Law School, an M.B.A. from Columbia Business School and a B.S. from Georgetown University.
      Raymond M. Salter. Mr. Salter was associated with Willis Faber plc (“Willis Faber”) from 1986 to 1993, during which time he served as a main board director and Managing Director of the North American Reinsurance Division. During his eight years at Willis Faber, Mr. Salter also held a number of other directorships in the Willis Faber group. Mr. Salter retired from Willis Faber in 1993 and since then has held a number of non-executive directorships including positions at Kiln Capital plc (in the position of Chairman), Kiln Underwriting Limited, Lombard Insurance Group and Groupama UK (Lombard was acquired by Groupama UK), Advent Underwriting Agencies Limited London (previously BF Caudle Underwriting Agencies) (in the position of Chairman) and Advent Capital Holdings plc.
      John F. Shettle, Jr. Mr. Shettle is currently the President and CEO of the Victor O. Shinnerer Company. He is the former CEO of Tred Avon Capital Advisors, Inc. and was a Sub-Advisor to Swiss Re Alternative Assets, LLC with respect to its private equity portfolio holdings. From 1999 until 2003, Mr. Shettle served as Managing Director and Senior Managing Director of Securitas Capital, LLC (“Securitas Capital”), the private equity arm of Swiss Reinsurance Company. From 2003 until 2004, he also served as interim CEO of Providence Washington Insurance Companies (“Providence Washington”) and as President of its parent, PW Acquisition Company, a portfolio company of Securitas Capital’s private equity fund. From 1983 to 1997, Mr. Shettle was employed in various executive capacities with AVEMCO Corporation, a NYSE-listed specialty insurance group, including acting as its President, COO and CEO from 1994 onward, and a member of its board of directors. He currently serves as a director of Employers Direct Corporation and Riskclick Ltd. Mr. Shettle received his undergraduate degree from Washington & Lee University and holds an M.B.A. from the Sellinger School of Business at Loyola College in Maryland.
      William L. Spiegel. Mr. Spiegel is the President of Cypress, which is a private equity firm. He has been with Cypress since its formation in 1994. Prior to joining Cypress, he was a member of the Merchant Banking Group at Lehman Brothers. Over the course of his career, he has worked on private equity transactions in a wide range of industries. Mr. Spiegel currently manages Cypress’ efforts in the healthcare and financial services industries. Mr. Spiegel is a director of Cypress Sharpridge Investments, Inc., FGIC Corporation, Lancashire Holdings Ltd., MedPointe Inc., and Scottish Re Group Limited. He has an M.B.A. from the University of Chicago, an M.A. in Economics from the University of Western Ontario, and a B.Sc. in Economics from The London School of Economics.
Former Directors
      G. Thompson Hutton. Mr. Hutton served on our Board of Directors in 2005 and was a Board member since the Company’s formation in 2001. He was also the former Chairman of the Company’s Audit Committee and a member of the Company’s Underwriting Committee. Mr. Hutton resigned from our Board effective February  9, 2006 following his appointment as President and Chief Executive Officer of White Mountains Re Group, Ltd.
Director Nominees

			Director
Name	Age	Position	Since

Nominee for election as Class B Director
Morgan W. Davis	55	Director-Nominee	N/A
Nominees for election as Class C Directors
Clement S. Dwyer, Jr.	58	Director-Nominee	N/A
Candace L. Straight	58	Director-Nominee	N/A
      Morgan W. Davis. Mr. Davis is currently a director of One Beacon LLC, Esurance and Merastar Industries, and the President and a director of American Centennial Insurance Co. (“American Centennial”). Mr. Davis was formerly Managing Director at One Beacon from 2001 to 2005. From 1994 to 2001, he served in a variety of capacities for White Mountains. Prior to that, he was with Fireman’s Fund for seven years and INA/ Cigna for ten years. He currently serves on the boards of CCC Information Services Group Inc. and Claims IQ.
      Clement S. Dwyer, Jr. Mr. Dwyer is the Managing Member of URSA Advisors, LLC (“URSA”), a company formed in 1997 to provide insurance and reinsurance advisory services. Prior to forming URSA, Mr. Dwyer was President and CEO of Signet Star Holdings, Inc., a reinsurance subsidiary of W.R. Berkeley

Corp. From 1970 to 1996, Mr. Dwyer was with Guy Carpenter & Company, Inc. (“Guy Carpenter”), most recently as an Executive Vice President and Director. He served as Head of Guy Carpenter’s North American Brokering Operations and was responsible for Property, Casualty, Ocean Marine, Life Health, Facultative and London Market Wholesale brokering. Mr. Dwyer serves on the boards of Old American Insurance Investors and Holborn Corporation, is an advisor to Corporate Partners LP and The Beekman Group, and is also a member of the Executive Advisory Council of St. John’s University, School of Risk Management, Insurance & Actuarial Science. Mr. Dwyer is a Chartered Property & Casualty Underwriter and an ARIAS-US Certified Arbitrator. Mr. Dwyer received his undergraduate degree from Tufts University.
      Candace L. Straight. Ms. Straight has served since 1997 as a self-employed investment banking consultant specializing in the insurance industry. From 1998 to 2003, she served as an Advisory Director of Securitas Capital (a global private equity investment firm dedicated to making investments in the insurance sector). She currently serves as a director of Neuberger Berman Mutual Funds, National Atlantic Holdings Corporation and Proformance Insurance Company. She is a current or former member or trustee of numerous non-profit boards and commissions. Ms. Straight received her undergraduate degree from Wilson College, where she also received an Honorary Doctor of Humane Letters, and holds an M.B.A. from New York University.
      The Board has concluded that Morgan W. Davis, Clement S. Dwyer, Jr. and Candace L. Straight are independent director-nominees in accordance with the director independence standards of the NYSE and the Company’s Categorical Standards for Director Independence (the “Independence Standards”), as adopted by the Board and attached hereto as Appendix A. As required by its Independence Standards, the Board has also determined that none of them has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director if elected to the Board. The Board has also determined that director-nominees Dwyer and Straight would also satisfy the NYSE listing standards, Securities and Exchange Commission (“SEC”) rules and the Company’s Independence Standards for Audit Committee members and has further determined that each of the director-nominees would also satisfy the NYSE listing standards and the Company’s Independence Standards for Compensation and Nominating Committee members.
Current Executive Officers

			Position
Name	Age	Position	Since

Anthony Taylor(1)	60	Chairman, President and Chief Executive Officer of the Company and of Montpelier Re and Director of Montpelier Re	2001
Thomas George Story Busher	50	Chief Operating Officer and Executive Vice President of the Company and Montpelier Re and Deputy Chairman of Montpelier Re	2001
Christopher L. Harris	36	Chief Underwriting and Risk Officer and Executive Vice President of the Company and of Montpelier Re	2006
Kernan V. Oberting	36	Chief Financial Officer and Executive Vice President of the Company and of Montpelier Re and Director of Montpelier Re	2004
Nicholas Newman-Young	54	Managing Director of Montpelier Marketing Services (UK) Limited	2001

(1)	Anthony Taylor is also a Director; detailed information regarding his experience is set forth in the prior section.
      Thomas George Story Busher. Mr. Busher serves as our Chief Operating Officer and Executive Vice President. From 1985 to 2000, Mr. Busher was employed by Wellington Underwriting, where he served as Director and Group Secretary and as Director and Secretary of Wellington. Prior to his employment with

Wellington Underwriting, Mr. Busher served as Director and Company Secretary of Richard Beckett Underwriting Agencies Limited. Mr. Busher has also served as Chairman of Lloyd’s Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd’s Regulatory Board and of Lloyd’s/ FSA Liaison Committee. Mr. Busher is a Solicitor of the Supreme Court of England & Wales and holds a Bachelor of Arts degree in Law from Clare College, Cambridge.
      Christopher L. Harris. Mr. Harris serves as our Chief Underwriting and Risk Officer and Executive Vice President. From 2002 to 2006, he served as Chief Risk Officer of the Company. From 2001 to 2002, Mr. Harris was employed by Allianz Risk Transfer, where he was Chief Actuary, North America. Prior to his employment with Allianz, Mr. Harris ran the actuarial consulting practice for KPMG Bermuda from 1998 to 2001. His experience includes both consulting and operational roles in the insurance and reinsurance fields. Mr. Harris is a Fellow of the Casualty Actuarial Society, a Chartered Property and Casualty Underwriter, and a Chartered Financial Analyst. Mr. Harris received a Bachelor of Science in Mathematics from the University of North Texas.
      Kernan V. Oberting. Mr. Oberting is our Chief Financial Officer and Executive Vice President. From 2003 to 2004, he served as a Managing Director of White Mountains Capital. From 1998 to 2003, he was employed as a Vice President of White Mountains and OneBeacon. Prior to joining White Mountains, Mr. Oberting was a convertible bond and warrant trader at CSFB and a financial analyst with Stern Stewart & Co. Mr. Oberting is a director of Blue Ocean Reinsurance Ltd. (“Blue Ocean Re”) and Rockridge Reinsurance Ltd. (“Rockridge Re”). Mr. Oberting is a former director of Artemis Woman, LLC, Esurance, Esurance Property and Casualty Insurance Company, PECO Pallet and Tranvia, Inc. Mr. Oberting holds a Bachelor of Arts in Economics from Dartmouth College.
      Nicholas Newman-Young. Mr. Newman-Young serves as Managing Director of Montpelier Marketing Services (UK) Limited. From 1998 to 2001, he served as Managing Director in the London office of HartRe Company, LLC. From 1992 to 1998, Mr. Newman-Young was employed by Willis Faber North America (U.K.), where he served as Managing Director. Prior to joining Willis Faber, Mr. Newman-Young served as Chairman of MCWinn Underwriting Agencies and Director of Claremount Underwriting Agency. He also served as The Active Underwriter for the Sir Philip d’Ambrumenil syndicates 558 and 509 from 1982 to 1992 as well as syndicate 674 from 1983 to 1989. Mr. Newman-Young attended the Royal Military Academy Sandhurst.
Former Executive Officers
      C. Russell Fletcher III. Mr. Fletcher was our Chief Underwriting Officer and Executive Vice President from 2001 to March 2006. Mr. Fletcher retired from the Company as Chief Underwriting Officer on March 20, 2006. Pursuant to the terms of his service agreement, he will remain an inactive employee of the Company through March 20, 2007 or such earlier date as we may agree.

BOARD MEETINGS AND COMMITTEES
      The Board met 4 times during fiscal year 2005. It is the Board’s policy that all directors should attend the Annual General Meeting of shareholders unless unavoidably prevented from doing so by unforeseen circumstances. All of our directors attended the 2005 Annual General Meeting of our shareholders and each of our directors attended over 75% of the Board meetings and meetings of committees of which such director was a member in fiscal year 2005. It is the Board’s policy that Raymond Barrette, Lead Director, attend and preside over each regularly scheduled executive session of non-management directors. The Board has concluded that Raymond Barrette, Allan W. Fulkerson, Steven J. Gilbert, John D. Gillespie, Kamil M. Salame, Raymond M. Salter, John F. Shettle, Jr., and William L. Spiegel are independent directors in accordance with the director independence standards of the NYSE and the Company’s Independence Standards, as adopted by the Board and attached hereto as Appendix A. As required by its Independence Standards, the Board has also determined that none of them has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Accordingly, the majority of the Board is comprised of independent directors.
      The Board had four standing committees in fiscal year 2005: the Audit Committee, the Compensation and Nominating Committee, the Finance Committee and the Underwriting Committee. During fiscal year 2005, the Audit Committee met 5 times and each of the Compensation and Nominating Committee, Finance Committee and Underwriting Committee met 4 times.
Audit Committee
      The Audit Committee, comprised of Messrs. Fulkerson, Shettle and Spiegel, has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the independent auditors, is directly responsible for their selection, and reviews the plan, fees and results of their audit. Mr. Fulkerson is Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are “independent,” as defined in the NYSE listing standards, SEC rules and the Company’s Independence Standards and has further determined that Mr. Shettle qualifies as an “audit committee financial expert” under the rules of the SEC.
      The Audit Committee has established a charter, which outlines its primary duties and responsibilities and which may be found on our website at www.montpelierre.bm under “Investor Information”. A copy of the Audit Committee charter may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
Compensation and Nominating Committee
      The Compensation and Nominating Committee, comprised of Messrs. Barrette, Gilbert, Salter and Spiegel, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans, the evaluation of the Board and management, and the development of corporate governance principles. The Compensation and Nominating Committee is responsible for all aspects of compensation and benefits policies for the Company’s CEO and executive officers. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments and equity awards for the Company’s CEO and other executive officers. The Compensation and Nominating Committee is also responsible for management succession for all executive officers of the Company, including the CEO. In addition, the Committee searches for qualified director candidates as needed and reviews background information of candidates for selection to the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Mr. Salter is Chairman of the Compensation and Nominating Committee. The Board has determined that all members of the Compensation and Nominating Committee are “independent” as defined in the NYSE listing standards and the Company’s Independence Standards.
      The Compensation and Nominating Committee has established a charter, which outlines its primary duties and responsibilities and which may be found on our website at www.montpelierre.bm under “Investor

Information”. A copy of the Compensation and Nominating Committee charter may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
      In carrying out its function to nominate candidates for election to the Board, the Compensation and Nominating Committee seeks candidates who meet the criteria for selection and have any specific qualities or skills being sought based on input from members of the Board. The Compensation and Nominating Committee believes that director candidates must be at least 21 years of age and should have certain minimum qualifications, including the highest standards of integrity, significant accomplishments in their chosen field of expertise, experience with a high degree of responsibility in a business, non-profit organization, educational institution, professional services firm or other organization, an ability to commit the appropriate time for preparing for Board meetings, attending meetings, and other corporate governance matters, an understanding of basic financial statements, and familiarity with the role and function of a board of directors in a company.
      The Compensation and Nominating Committee may also consider additional factors in evaluating a potential director candidate, including candidate qualifications that would assist the Board in achieving a mix that represents a diversity of background and experience. Such qualifications may include leadership skills, strategic or policy setting experience in a complex organization, experience and expertise that is relevant to the Company’s insurance and reinsurance business, including any specialized business experience, actuarial or underwriting expertise, or other specialized skills, an ability to contribute meaningfully to the needs of the Company and the Board, high ethical character and a reputation for honesty, integrity, and sound business judgment, an ability to represent the interests of all the shareholders of the Company, and any qualities and accomplishments that complement the Board’s existing strengths.
      The Compensation and Nominating Committee also evaluates whether such director candidate is “independent” under the NYSE listing standards and the Company’s Independence Standards, is financially literate, has accounting or related financial management expertise as defined by the NYSE listing standards, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations, and is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders.
      With respect to an incumbent director, the Compensation and Nominating Committee may consider the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.
      The Compensation and Nominating Committee may identify potential nominees for director through director suggestions, management recommendations, business, insurance industry and other contacts, and shareholder nominees. The Compensation and Nominating Committee may, to the extent it deems appropriate, engage a third-party search firm and other advisors to identify potential nominees for director.
Finance Committee
      The Finance Committee, comprised of Messrs. Fulkerson, Gilbert, Gillespie, Salame and Taylor, formulates our investment policy and oversees our significant investing activities and capital management initiatives. Mr. Gillespie is the Chairman of the Finance Committee.
Underwriting Committee
      The Underwriting Committee, comprised of Messrs. Barrette, Salter, Shettle and Taylor, oversees Montpelier Re’s underwriting policies. Mr. Shettle is the Chairman of the Underwriting Committee.
Shareholder Recommendations
      Shareholders who wish to recommend a person or persons for consideration as a Company nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Montpelier Re Holdings

Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda, or by fax to 441-296-5551 and include the following information:

•	the name(s) and address(es) of the shareholder(s) making the nomination, the number of Common Shares which are owned beneficially and of record by such shareholder(s) and the period for which such Common Shares have been held;

•	the name of each person who the shareholder(s) recommend(s) to be considered as a nominee;

•	a description of the relationship between the nominating shareholder(s) and each nominee;

•	a business address and telephone number for each nominee (an e-mail address may also be included);

•	biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•	all information relating to such nominee required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “1934 Act”); and

•	written consent to nomination and to serving as a director, if elected, of the recommended nominee.
      Shareholder recommendations of director nominees for future Annual General Meetings to be included in the Company’s proxy materials will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting. For shareholder proposals to be included in the proxy statement relating to the 2007 Annual General Meeting, see “2007 Shareholder Proposals” below. Under the regulations of the SEC, the Company is not required to include certain shareholder (including director nominee) proposals in its proxy materials. Accordingly, the Company does not waive its right to exclude shareholder proposals from its proxy statement. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.
      In order for a shareholder to nominate a candidate for director at a meeting of shareholders without inclusion of such director nominee in the Company’s proxy statement, timely written notice of the nomination should be received by the Company in advance of the meeting. Such notice of a proposed nomination should be received by the Company at least 45 calendar days prior to the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting. Shareholders in attendance at a general meeting of the Company may nominate a candidate for election as a director from the floor of the meeting, if the election of directors was on the agenda for the meeting. The notice provisions recommended in this paragraph are separate from the requirements a shareholder must meet in order to have a proposed nominee considered by the Compensation and Nominating Committee of the Company’s Board of Directors for nomination by the Board of Directors and inclusion as a nominee in the Company’s proxy statement.
Shareholder Communications
      Shareholders may send written communications to the Board or any one or more of the individual Directors by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda or by fax at 441-296-5551. All communications will be compiled and summarized by the Secretary of the Company. For communications addressed to a specific director, that director will receive such summary. The Chairman of the Board will receive the summary for all communications that are not addressed to a particular director. Summaries of the communications will be submitted to the Chairman of the Board or the individual director, as applicable, on a regular basis.

AUDIT COMMITTEE REPORT
      This report is furnished by the Audit Committee of the Board of Directors with respect to the Company’s consolidated financial statements for the year ended December 31, 2005.
      As stated above, the Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary.
      Company management is responsible for the preparation and presentation of complete and accurate financial statements and for establishing and maintaining adequate internal controls over financial reporting. The independent registered public accounting firm, PricewaterhouseCoopers, are responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.
      In performing its oversight role in connection with the integrated audit of the Company’s financial statements for the year ended December 31, 2005, the Audit Committee has: (1) reviewed and discussed the audited consolidated financial statements with management; (2) reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received from and reviewed and discussed with the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’s independence. Based on these reviews and discussions, the Audit Committee has determined its independent auditors to be independent and has recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Shareholders at the 2006 Annual General Meeting.
Allan W. Fulkerson (Chair)
John F. Shettle, Jr.
William L. Spiegel

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
      The following table sets forth information as of March 31, 2006, unless otherwise noted, with respect to the beneficial ownership of Common Shares by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares, (ii) each of our directors and director nominees, (iii) our Chief Executive Officer and each of the executive officers named in the “Summary Compensation Table” and (iv) all of our current executive officers, directors and director nominees as a group.

		Percentage of
	Number of	Common Shares
Name and Address of Beneficial Owner	Common Shares	Outstanding

Capital Research and Management Company(1)	13,716,500	15.4%
333 South Hope Street Los Angeles, CA 90071
White Mountains Insurance Group, Ltd.(2)	13,472,357.5	14.0
One Beacon Street Boston, MA 02108
FMR Corp.(3)	9,515,133	10.7
82 Devonshire Street Boston, Massachusetts 02109
Anthony Taylor(4)	976,096	1.1
Raymond Barrette(5)	500	*
Allan W. Fulkerson(6)	1,580	*
Steven J. Gilbert(7)	1,190,555	1.3
John D. Gillespie(8)	974,460	1.1
K. Thomas Kemp(9)	60,000	*
Kamil M. Salame(10)	—	—
Raymond Salter	—	—
John F. Shettle, Jr.	1,000	*
William L. Spiegel	—	—
Morgan W. Davis	10,000	*
Clement S. Dwyer, Jr.	5,000	*
Candace L. Straight	—	—
Thomas G.S. Busher(11)	165,176	*
C. Russell Fletcher III(12)	90,097	*
Nicholas Newman-Young(13)	34,183	*
Kernan V. Oberting(14)	49,000	*
All directors, director nominees and current executive officers as a group (17 persons)	3,487,550	3.9

*	Less than 1%

(1)	As of December 30, 2005, based on a Schedule 13G/ A filed jointly by Capital Research and Management Company (“Capital”) and The Income Fund of America, Inc. (“IFAI”) with the SEC on February 10, 2006. Capital, an investment adviser registered under Section 203 of the Investment Company Act of 1940 (the “1940 Act”), is deemed to be the beneficial owner of 9,251,500 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the 1940 Act. IFAI, an investment company registered under the 1940 Act, which is advised by Capital, is the beneficial owner of 4,465,000 shares. Capital has the sole power to vote or to direct the vote of 4,786,500 shares but has no shared power to vote or to direct the vote of its shares or shared power to dispose or to direct the disposition of its shares. Capital has the sole power to dispose or to direct the disposition of 9,251,500 shares. However, Capital disclaims beneficial ownership over all such shares pursuant to Rule 13d-4 of the 1934 Act as amended. IFAI has the sole power to vote or to direct the vote of 4,465,000 shares. IFAI has no shared power to vote or to direct the vote of its shares, nor does it have the sole or the shared power to dispose or to direct the disposition of its shares.

(2)	Includes 900,000 Common Shares held by The Camden Fire Insurance Company, 3,600,000 Common Shares held by OneBeacon and 1,800,000 Common Shares held by Pennsylvania General Insurance Company and warrants, which are currently exercisable, to purchase 7,172,357.5 Common Shares.

(3)	At December 31, 2005, based on a Schedule 13G/A filed jointly by FMR Corp. and Edward C. Johnson, III with the SEC on February 14, 2006. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,021,833 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the 1940 Act. Edward C. Johnson, III and FMR Corp., through their control of Fidelity, and the funds each has sole power to dispose of the 9,021,833 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson, III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the 1934 Act, is the beneficial owner of 113,800 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson, III and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 113,800 shares and sole power to vote or to direct the voting of 113,800 shares of Common Stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson, III family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the 1940 Act, to form a controlling group with respect to FMR Corp. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 379,500 shares.

(4)	Includes 60,100 Common Shares previously held, 50,000 Common Shares acquired on February 22, 2006, 800,996 Common Shares resulting from the net share exercise of 1,440,000 options on March 4, 2005 and 65,000 shares underlying restricted stock units (“RSUs”) granted on January 1, 2006 which vest over a three-year period from the date of grant, subject to continued employment with the Company. The 800,996 Common Shares resulting from the net share exercise, together with 60,100 previously held Common Shares, are subject to a lockup entered into by Mr. Taylor and the Company and cannot be sold or transferred for two years from March 4, 2005 (the date of the net share exercise).

(5)	Mr. Barrette is also a former executive officer and former director of White Mountains Insurance Group, Ltd., one of our principal shareholders.

(6)	All Common Shares formerly held by Century Capital Partners II, L.P. (“Century”), to which Mr. Fulkerson had disclaimed beneficial ownership, except to the extent of his actual pecuniary interest therein, were distributed to the limited partners of Century on March 8, 2005. Following the March 8, 2005 distribution in kind to limited partners of Century, Mr. Fulkerson held 1,580 Common Shares.

(7)	Includes 15,626 Common Shares held by GGEP-SK, LLC, 181,095 Common Shares held by Gilbert Global Equity Partners (Bermuda), L.P. and 993,834 Common Shares held by Gilbert Global Equity Partners, L.P. Mr. Gilbert disclaims beneficial ownership of these shares.

(8)	Includes (i) 854,460 Common Shares owned by various funds of Prospector Partners LLC in which Mr. Gillespie is either general manager or investment manager, (ii) 60,000 Common Shares held by Gillespie Family 2000, LLC in which Mr. Gillespie’s interest is limited to that as a co-managing member, (iii) 36,000 Common Shares held by Main Street America Assurance Corporation to which

Mr. Gillespie serves as an investment manager and (iv) 24,000 Common Shares held by National Grange Mutual Insurance Company to which Mr. Gillespie serves as an investment manager. Mr. Gillespie disclaims beneficial ownership of the Common Shares owned by Prospector Partners LLC and Gillespie Family 2000, LLC, except to the extent of his pecuniary interest therein. Mr. Gillespie is also a director of White Mountains Insurance Group, Ltd., one of our principal shareholders.

(9)	Includes 15,000 Common Shares held by Little Oak Hill Partnership L.P.

(10)	Based on a Schedule 13G/ A filed on February 14, 2006 by Credit Suisse on behalf of its subsidiaries to the extent that they constitute the Investment Banking division, Credit Suisse beneficially owned 1,366,924 Common Shares at December 31, 2005. All Common Shares were sold pursuant to Rule 144(k) in transactions subsequent to February 14, 2006 and prior to the Company’s Record Date. Mr. Salame, one of our directors, is a Managing Director of Credit Suisse Securities (USA) LLC and had no beneficial ownership of any of the Common Shares reported on Schedule 13G/ A.

(11)	Includes 123,176 Common Shares resulting from the net share exercise of 225,000 options on March 4, 2005, 29,097 of which are currently restricted shares subject to the same vesting schedule as the original options, and 42,000 shares underlying RSUs granted on January 1, 2006 which vest over a three-year period from the date of grant, subject to continued employment with the Company.

(12)	Includes 6,000 shares previously held, 29,097 Common Shares resulting from the net share exercise of 56,250 options on March 4, 2005, all of which are currently restricted shares subject to the same vesting schedule as the original options, and 55,000 shares underlying RSUs granted on January 1, 2006 which vest over a three-year period from the date of grant, subject to continued employment with the Company. An additional 30,224 Common Shares resulting from the net share exercise of 56,250 options on March 4, 2005 were sold by Mr. Fletcher pursuant to an approved Rule 10b5-1 trading plan on September 30, 2005.

(13)	Includes 24,183 Common Shares resulting from the net share exercise of 45,000 options on March 4, 2005, 7,759 of which are currently restricted shares subject to the same vesting schedule as the original options, and 10,000 shares underlying RSUs granted on January 1, 2006 which vest over a three-year period from the date of grant, subject to continued employment with the Company.

(14)	Includes 13,000 Common Shares and 36,000 shares underlying RSUs granted on January 1, 2006 which vest over a three-year period from the date of grant, subject to continued employment with the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the 1934 Act, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2005, or written representations from certain reporting persons, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% shareholders were complied with by such persons. Messrs. Taylor, Busher, Fletcher, Newman-Young and Oberting each filed one Form 4 late in 2006 relating to restricted stock units granted to them by the Company in 2006, which grants had previously been disclosed pursuant to a filing on Form 8-K, which was filed on time. Mr. Jonathan B. Kim, Secretary to the Company, also filed a Form 4 late in 2006 relating to his receipt of restricted stock units by the Company in 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We describe below some of the transactions we have entered into with parties that are related to our Company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.
      Mr. Kemp, our former Chief Financial Officer and one of our directors, served as a member of the board of directors of White Mountains until March 31, 2004 and served as President of White Mountains until December 31, 2002.
      Mr. Barrette, one of our directors and a member of the Compensation and Nominating Committee and the Underwriting Committee, is a former director of White Mountains and retired as President and Chief Executive Officer of White Mountains, effective October 2005.
      Mr. Gillespie, the Chairman of our Finance Committee, is the former President of White Mountains Advisors LLC, a wholly-owned indirect subsidiary of White Mountains, and former Deputy Chairman of the Board of Directors of White Mountains, where he remains a director. Mr. Gillespie, the founder and Managing Member of Prospector Partners LLC (“Prospector”), is either manager or investment manager of various funds sponsored by Prospector which own less than 5% of our Common Shares. From November 2002 to August 2005, Mr. Gillespie served as the Chairman and President of OneBeacon Asset Management, Inc. (known as White Mountains Advisors LLC after March 2003). During the third quarter of 2005, White Mountains restructured its relationship with Mr. Gillespie and Prospector. Under the revised arrangement, Mr. Gillespie and certain other former White Mountains investment professionals are solely employed by Prospector. Prospector has entered into investment management agreements with White Mountains Advisors pursuant to which Prospector manages White Mountains’ common equity portfolios and the Company’s public market equity portfolio. Subsequent to December 31, 2005, Mr. Gillespie has announced his intention to step down from the Board of Directors of the Company with effect from the conclusion of the 2006 Annual General Meeting.
      Mr. Oberting, our current Chief Financial Officer, was a Managing Director of White Mountains Capital and was previously employed by White Mountains and OneBeacon. Long-term incentive awards granted by White Mountains Capital to Mr. Oberting prior to his employment by the Company continue to vest.
      We have engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains, to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values of assets held under management. The fees, which vary depending on the amount of assets under management, averaged 0.12%, 0.11% and 0.17% for the years ended December 31, 2005, 2004 and 2003, respectively, and are included in net investment income. An amount of $1.6 million was payable for the year ended December 31, 2005 to White Mountains Advisors LLC for these services.
      In the ordinary course of business, we have entered into one reinsurance agreement with OneBeacon, a subsidiary of White Mountains, for the year ended December 31, 2005. We will receive approximately $1.1 million in aggregate premiums for the year from this contract.
      Morgan W. Davis, a nominee to the Company’s Board of Directors, is a director of OneBeacon and the President of American Centennial, a subsidiary of White Mountains.
      One of our directors, Kamil M. Salame, is a Partner of DLJ Merchant Banking Partners and a Managing Director of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC has acted as an agent or underwriter in offerings of our securities. Subsequent to December 31, 2005, Mr. Salame has announced his intention to step down from the Board of Directors with effect from the conclusion of the 2006 Annual General Meeting. Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, is also a lender in our credit facilities.
      We previously had an investment in the common shares of Aspen Insurance Holdings Limited (“Aspen”), the Bermuda-based holding company of Aspen Insurance UK Limited (“Aspen Re”). During

2005, in four separate sales, we sold our investment of 4 million shares in Aspen for total proceeds of $105.3 million resulting in a total gain of $44.5 million.
      On August 2, 2004, we invested an aggregate of $20 million as part of an investor group, which includes one of our founding shareholders, White Mountains, that acquired the life and investments business of Safeco (since renamed Symetra Financial Corporation), pursuant to a Stock Purchase Agreement. Symetra is an unquoted investment and is carried at estimated fair value based on reported net asset values and other information available to management.
      On June 1, 2005, we invested $10.0 million in Rockridge Re as part of a total $90.9 million in common equity raised by Rockridge Re in conjunction with its formation. In return for our investment, we received 100,000 common shares, representing approximately an 11.0% ownership in Rockridge Re’s outstanding common shares. Rockridge Re, a Cayman formed reinsurance company, was established to invest its assets in a fixed income arbitrage strategy and to assume high-layer, short-tail reinsurance risks principally from Montpelier Re. Rockridge Re is an unquoted investment and is carried at $10.0 million at December 31, 2005 using the equity method of accounting. Montpelier Re ceded reinsurance premium to Rockridge during the year ended December 31, 2005, of $6.6 million, which accounted for 100% of the gross premiums written by Rockridge at December 31, 2005. At December 31, 2005, the Company owed Rockridge Re $2.5 million for premiums ceded and commissions.
      On December 30, 2005, the Company invested in Blue Ocean Re Holdings Ltd., a holding company that owns 100% of Blue Ocean Re. Blue Ocean Re is a Bermuda-licensed reinsurer formed to write property catastrophe retrocessional protection. Montpelier Agency Ltd., a subsidiary of the Company, provides Blue Ocean Re with underwriting, risk management, claims management, ceded retrocession agreement management, actuarial and accounting services and receives fees for such services. As at December 31, 2005, the Company beneficially owned 1,065,990 shares, or 49%, of Blue Ocean Re Holdings’ outstanding common shares and 34% of the preferred shares. Under FIN 46R, Blue Ocean Re Holdings Ltd. is consolidated into the Company’s financial statements and the 51% of Blue Ocean’s earnings and shareholders equity held by third parties is recorded in the consolidated financial statements as minority interest. Blue Ocean did not write any policies in 2005.

MANAGEMENT COMPENSATION
Summary Compensation Table
      The following table includes information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 2005, 2004 and 2003 by our Chief Executive Officer and our four most highly compensated executive officers (measured by base salary and bonus) who were serving as executive officers at the end of 2005. We refer to these individuals collectively as our “named executive officers”.

		Annual Compensation
					Long-Term
				Other Annual	Compensation(3)	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Compensation(2)	LTIP Payouts	Compensation(4)

Anthony Taylor	2005	$900,000	$—	$169,912	$—	$90,718
President and Chief	2004	$748,195	$287,000	$231,770	$4,170,252	$75,540
Executive Officer	2003	$518,176	$808,000	$267,445	$—	$53,450
C. Russell Fletcher III	2005	$500,000	$—	$179,910	$549,933	$50,720
Former Chief Underwriting	2004	$437,750	$210,000	$183,442	$3,127,530	$51,068
Officer and Executive	2003	$425,000	$671,000	$174,138	$—	$60,228
Vice President(5)
Thomas George Story Busher	2005	$410,579	$—	$178,438	$549,933	$41,674
Chief Operating	2004	$394,814	$190,000	$177,842	$1,667,910	$42,777
Officer and Executive	2003	$365,166	$576,000	$129,908	$—	$36,517
Vice President
Nicholas Newman-Young	2005	$311,502	$—	$—	$146,645	$32,527
Managing Director of	2004	$301,622	$151,000	$—	$834,114	$31,545
Montpelier Marketing	2003	$262,547	$336,000	$—	$—	$26,255
Services (UK) Limited
Kernan V. Oberting	2005	$300,000	$—	$176,612	$—	$33,180
Chief Financial Officer and	2004	$75,000	$54,000	$66,593	$—	$57,500
Executive Vice President

(1)	The 2005, 2004 and 2003 salary for Mr. Newman-Young is the United States dollar equivalent of £171,190, £164,800 and £160,000, respectively. The 2003 salary for Mr. Taylor is the United States dollar equivalent of £316,667. The 2004 salary for Mr. Taylor from January 1, 2004 until June 30, 2004 was the United States dollar equivalent of £163,084. Effective July 1, 2004 Mr. Taylor’s salary was denominated in United States dollars.

(2)	The 2005 amounts represent housing expense reimbursements in the amount of $144,000, $150,000 and $144,000 for Messrs. Fletcher, Busher and Oberting, respectively, reimbursements for personal travel on commercial flights between Bermuda and the UK (Messrs. Taylor and Busher) and Bermuda and the US (Messrs. Fletcher and Oberting) in the amount of $169,912, $23,859, $28,438 and $27,223 for Messrs. Taylor, Fletcher, Busher, and Oberting, respectively, and tax reimbursements for Messrs. Fletcher and Oberting in the amount of $12,051 and $5,389, respectively. The 2004 amounts represent housing expense reimbursements in the amount of $69,000, $144,000, $144,000 and $36,000 for Messrs. Taylor, Fletcher, Busher and Oberting, respectively, reimbursements for personal travel on commercial flights between Bermuda and the UK (Messrs. Taylor and Busher) and Bermuda and the US (Messrs. Fletcher and Oberting) in the amount of $162,770, $9,675, $33,842 and $14,224 for Messrs. Taylor, Fletcher, Busher, and Oberting, respectively, and tax reimbursements for Messrs. Fletcher and Oberting in the amount of $29,767 and $16,369, respectively. The 2003 amounts represent housing expense reimbursements in the amount of $132,500, $144,000 and $101,882 for Messrs. Taylor, Fletcher and Busher, respectively, and reimbursements for personal travel on commercial flights between Bermuda and the UK (Messrs. Taylor and Busher) and Bermuda and the US (Mr. Fletcher) in the amount of $134,945, $30,138 and $28,026 for Messrs. Taylor, Fletcher and Busher, respectively.

(3)	The aggregate number of, and value associated with, restricted shares held by our named executive officers on December 31, 2005 are as follows: Mr. Fletcher: 29,097 shares ($549,933); Mr. Busher,

29,097 shares ($549,933); and Mr. Newman-Young, 7,759 shares ($146,645). The dollar values are based on the closing price of a share of our Common Shares on December 30, 2005 ($18.90). Holders of restricted shares are entitled to receive dividends on such shares.

(4)	The 2005 amounts represent contributions made to the Company’s defined contribution pension scheme of $89,998, $50,000, $40,954, $31,101, and $30,000 for Messrs. Taylor, Fletcher, Busher, Newman-Young and Oberting, respectively, and other benefits, including annual parking, health club fees, and personal taxation consulting expenses of $720, $720, $720, $1,426 and $3,180 paid on behalf of Messrs. Taylor, Fletcher, Busher, Newman-Young and Oberting, respectively.

(5)	Mr. Fletcher retired from the Company as Chief Underwriting Officer on March 20, 2006. Pursuant to the terms of his service agreement, he will remain an inactive employee of the Company through March 20, 2007 or such earlier date as we may agree.

Options Granted During Fiscal Year 2005
      No options or stock appreciation rights were granted to our named executive officers during 2005.
Options Exercised During Fiscal Year 2005 and Fiscal Year-End Option Values
      The following table provides information related to options to purchase Common Shares exercised during 2005 by our named executive officers and the number and value of exercised and unexercised options held by each of our named executive officers as of December 31, 2005.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
			at Fiscal Year End		at Fiscal Year End
	Shares		December 31, 2005		December 31, 2005
	Acquired on	Value
Name	Exercise(1)	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony Taylor	800,996	$33,184,200	—	—	—	—
C. Russell Fletcher III	59,321	$2,457,563	—	—	—	—
Thomas George Story Busher	123,176	$5,103,000	—	—	—	—
Nicholas Newman-Young	24,183	$1,001,850	—	—	—	—
Kernan V. Oberting	—	—	—	—	—	—

(1)	In March 2005, in conjunction with the Company’s declaration of a special dividend, our Board permitted certain of our executive officers to exercise on a net share settlement basis vested and unvested options to purchase Common Shares in exchange for unrestricted and restricted shares, respectively. Restricted shares vest on the same schedule as the original options, subject to continued employment with the Company. At the time of exercise, of the Common Shares included in the column, the following were restricted shares: Mr. Taylor, 274,028; Mr. Fletcher, 59,321; Mr. Busher, 59,321; and Mr. Newman-Young, 15,819.

(2)	“Value Realized” on an option is determined as the fair market value per share as of March 4, 2005, the date of the net share option exercise, minus the option exercise price, multiplied by the number of shares underlying the option. Of the amounts show in the “Value Realized” column, the following are the amounts associated with option exercises resulting in restricted shares on the date of exercise: Mr. Taylor, $11,352,600; Mr. Fletcher, $2,457,563; Mr. Busher, $2,457,563; and Mr. Newman-Young, $655,350. As of December 31, 2005, Messrs. Taylor, Busher and Newman-Young held all Common Shares, restricted and unrestricted, received in connection with the option exercises, and Mr. Fletcher held 29,097 of the restricted Common Shares received in connection with the option exercises. The 800,996 Common Shares resulting from the net share exercise held by Mr. Taylor, together with 60,100 previously held Common Shares, are subject to a lockup entered into by Mr. Taylor and the Company and cannot be sold or transferred for two years from March 4, 2005 (the date of the net share exercise).

Long-Term Incentive Plan — Awards in Last Fiscal Year
      The following table summarizes the incentive awards made to the named executive officers during 2005 under the Company’s Long-Term Incentive Plan (“LTIP”).

	Number of	Performance	Estimated Future Payouts(2)
	Performance	Period for
Name	Shares(1)	Payout	Threshold (#)	Target (#)	Maximum (#)

Anthony Taylor	70,000	3 years(3)	0	70,000	140,000
C. Russell Fletcher III(4)	61,000	3 years(3)	0	61,000	122,000
Thomas George Story Busher	45,000	3 years(3)	0	45,000	90,000
Nicholas Newman-Young	15,000	3 years(3)	0	15,000	30,000
Kernan V. Oberting	25,000	3 years(3)	0	25,000	50,000

(1)	Each performance share (“Performance Share”) represents the fair value of one Common Share.

(2)	Performance Shares are conditional grants which entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the Shares granted, depending on the achievement of specific financial or operating goals, as further described below.

(3)	These Performance Shares vest at the end of the three year performance cycle covering years 2005 through 2007.

(4)	Mr. Fletcher retired from the Company as Chief Underwriting Officer on March 20, 2006. Pursuant to the terms of his service agreement, he will remain an inactive employee of the Company through March 20, 2007 or such earlier date as we may agree. The settlement of his Performance Shares will be in accordance with the terms of his award agreement.
      For the 2005-2007 performance period, the primary performance target for all participants for a 100% harvest ratio of Performance Shares is the achievement of a certain level of underwriting return on an internally generated risk-based capital measure over the period. Additionally, the performance of certain members of senior management is further measured by reference to the ratio of the actual return on equity to the return on risk based capital. The total number of Performance Share awards outstanding under the LTIP at December 31, 2005 was 400,000 (or up to 800,000 common shares should the maximum harvest of 200% of awards for the 2005-2007 performance period apply).
Compensation of Directors
      Those directors who are also our employees are not paid any fees or other compensation for services as members of the Board or any committee of the Board.
      All directors who do not receive compensation for service as an employee of the Company or any of its subsidiaries receive the following compensation: (a) an annual retainer of $75,000 per director; (b) an annual fee for each of the Chairman of the Compensation and Nominating and Finance Committees of $7,500; (c) annual fees for the Chairman of the Audit and Underwriting Committees of $50,000; (d) annual fees of $10,000 for members of the Audit and Underwriting Committees; and (e) attendance fees of $2,000 per meeting for directors of the Board and members of all committees.
      The Company’s Board also approved a non-management directors’ equity plan which became effective May 20, 2005 (the “Directors Share Plan”). All directors who do not receive compensation for service as an employee of the Company or any of its subsidiaries are eligible to participate in the Directors Share Plan. Eligible directors who elect to participate in this plan will have their cash retainer fee reduced by $30,000 ($7,500 per quarter) and will receive a number of share units of equivalent value. Share units will comprise a contractual right to receive Common Shares upon termination of service as a director. In addition, while the share units are outstanding, they will be credited with dividend equivalents. Participation elections will be made on an annual basis (from Annual General Meeting to Annual General Meeting) and will remain in effect unless revoked. Revocation will be given effect beginning with the next subsequent Annual General Meeting.

CEO Employment Agreement
      The Company entered into a new service agreement with Mr. Taylor in August 2004, effective as of January 1, 2005, under which he agreed to continue to serve as Chief Executive Officer, President and Chairman of the Board through December 31, 2007. The following is a summary of the material terms of the agreement. Mr. Taylor is to be paid an initial base salary of $900,000 per annum, subject to annual increase or decrease (but not below the initial base salary). In addition, Mr. Taylor is eligible to receive a target bonus of 50% of his base salary, provided targeted goals are met, and will receive an annual grant of performance shares pursuant to the Company’s LTIP with a target value of at least $3,000,000 over a maximum three-year performance cycle. However, for the 2004-2006 and 2005-2007 performance cycles, Mr. Taylor voluntarily recommended to the Company’s Board of Directors that he receive fewer performance shares than provided for under his service agreement in order to free capacity under the LTIP to grant performance shares to an increased number of other plan participants. Mr. Taylor has also been granted options under our Share Option Plan, all of which were converted to Common Shares of the Company as the result of the net share exercise of vested and unvested options by founding members of the Company’s management on March 4, 2005 which shares are subject to a two-year lockup beginning March 4, 2005. Pursuant to the Company’s 2006 Annual Bonus Plan, approved by the Board on November 18, 2005, Mr. Taylor is eligible to receive a minimum, target or maximum bonus equivalent to 37.5%, 75% and 150% of his base salary, respectively, with awards linked to the performance of the Company.
      If Mr. Taylor resigns with good reason or is terminated without cause, this agreement provides that he shall be entitled to receive accrued salary and benefits, an amount equal to at least two times the sum of his base salary and target bonus, accelerated vesting of stock options and a pro rata payment with respect to any outstanding performance shares previously awarded under the Company’s LTIP. The agreement also contains customary provisions relating to reimbursement of expenses, confidentiality, non-competition and non-solicitation. The non-competition and non-solicitation periods would last for twelve months following termination of employment. Beginning on January 1, 2005, Mr. Taylor ceased to receive housing expense reimbursements from the Company.
Employment and Change of Control Agreements
      The following information summarizes the material terms of the employment-related agreements for our other named executive officers who were serving as executive officers at the end of 2005.
      Thomas George Story Busher. We have entered into service agreements with Mr. Busher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Operating Officer and Executive Vice President. In addition to his annual salary, Mr. Busher is entitled to a housing allowance and travel allowance. Mr. Busher’s service agreements also entitle him to participate in our Performance Unit Plan and LTIP. Mr. Busher has also been granted options under our Share Option Plan, all of which were converted to unrestricted and restricted Common Shares of the Company as the result of the net share exercise of vested and unvested options by founding members of the Company’s management on March 4, 2005. The remaining material terms of Mr. Busher’s service agreements are common to the other officers’ service agreements and are described below.
      C. Russell Fletcher III. Mr. Fletcher retired from the Company as Chief Underwriting Officer on March 20, 2006. Pursuant to the terms of his service agreement, which we entered into with Mr. Fletcher effective as of January 1, 2002, he will remain an inactive employee of the Company through March 20, 2007 or such earlier date as we may agree. In addition to his annual salary, pursuant to his service agreement Mr. Fletcher has been entitled to a housing allowance and travel allowance. Mr. Fletcher’s service agreement has also entitled him to participate in our Performance Unit Plan and LTIP. Mr. Fletcher was also granted options under our Share Option Plan, all of which were converted to unrestricted and restricted Common Shares of the Company as the result of the net share exercise of vested and unvested options by founding members of the Company’s management on March 4, 2005. The remaining material terms of Mr. Fletcher’s service agreement are common to the other officers’ service agreements and are described below.

      Kernan V. Oberting. We have entered into a service agreement with Mr. Oberting, effective as of October 1, 2004, pursuant to which he has agreed to serve as the Company’s Chief Financial Officer. In addition to his annual salary, Mr. Oberting is entitled to a housing allowance and travel allowance. Mr. Oberting’s service agreement also entitles him to participate in our LTIP. In addition, Mr. Oberting will be permitted to provide limited service for White Mountains Capital or its affiliates, provided that such work does not interfere with his performance for the Company. Such services must be fully disclosed to the Company, and the Company may require Mr. Oberting to cease such services at any time. The remaining material terms of Mr. Oberting’s service agreement are common to the other officers’ service agreements and are described below.
      Nicholas Newman-Young. We have entered into a service agreement with Mr. Newman-Young, effective as of January 24, 2002, pursuant to which he has agreed to serve as the Managing Director of Montpelier Marketing Services (UK) Limited. Mr. Newman-Young’s service agreement entitles him to participate in our Performance Unit Plan and LTIP. Mr. Newman-Young has also been granted options under our Share Option Plan, all of which were converted to unrestricted and restricted Common Shares of the Company as the result of the net share exercise of vested and unvested options by founding members of the Company’s management on March 4, 2005. The remaining material terms of Mr. Newman-Young’s service agreement are common to the other officers’ service agreements and are described below.
      Provisions Common to the Service Agreements. In addition to the provisions described above, the service agreements of Messrs. Busher, Fletcher, Oberting and Newman-Young contain the following provisions. Each service agreement is terminable upon twelve months written notice by us or upon six months written notice by the officer. Each agreement entitles the officer to participate in the LTIP and the Company’s annual bonus, deferred compensation and severance plans. Each agreement also contains non-competition and non-solicitation provisions, which extend for a period of twelve months following termination of employment for Messrs. Busher and Oberting, and six months following termination of employment for Mr. Fletcher. Following termination of employment, Mr. Newman-Young cannot compete with the Company for six months, cannot solicit business away from the Company for six months, and cannot solicit the services of any executive or director of the Company for twelve months. The service agreements have no specific provisions relating to a change in control of the Company. However, the Performance Unit Plan, LTIP and Severance Plan each provide for the payment of specified benefits if a participant’s employment terminates for specified reasons following a change in control of the Company.
      Pursuant to the Company’s 2006 Annual Bonus Plan, approved by the Board on November 18, 2005, each named executive officer is eligible to receive a minimum, target or maximum bonus equivalent to 37.5%, 75% and 150% of such executive officer’s base salary, respectively, depending on the performance of the Company.
Severance Plan
      The Company adopted a Severance Plan in August 2004, effective as of January 1, 2005, that provides for the payment of specified benefits if the employment of certain senior executives terminates in connection with a “change in control” as defined in the Company’s LTIP. Benefits are triggered under the plan if, within twenty-four months following the occurrence of a change in control, a plan participant’s employment is terminated by the Company for a reason other than death, disability or cause, or by the participant following a constructive termination. The plan is administered by the Compensation and Nominating Committee, which is authorized to interpret the plan and to establish, amend and rescind any rules and regulations relating to the plan.
      Pursuant to the Severance Plan, the Compensation and Nominating Committee, in its sole discretion, determines whether an executive should receive Group A Benefits (a “Group A Executive”) or Group B Benefits (a “Group B Executive”). If a Group A Executive’s employment is terminated, lump-sum cash payments will be made within thirty days to such executive equal to three times the sum of the executive’s annual base salary and annual bonus, each as determined in accordance with the Severance Plan. If a Group B Executive’s employment is terminated, lump-sum cash payments will be made within thirty days to such executive equal to two times the sum of the executive’s annual base salary and annual bonus, each as determined in accordance with the Severance Plan. As of August 27, 2004, the Compensation and Nominating Committee had determined that Mr. Taylor was a Group A Executive, that Messrs. Fletcher, Busher and Newman-Young were Group B Executives, and that Mr. Oberting would become a Group B Executive upon his commencement of employment with the Company effective October 1, 2004. The Compensation and Nominating Committee may change such determinations at any time in its discretion. In order to receive any payments under the Severance Plan, the executive must execute within sixty days of termination of employment an agreement under which he or she agrees to a general release of all claims against the Company.
Compensation and Nominating Committee Interlocks and Insider Participation
      Mr. Kemp, our former Chief Financial Officer and one of our directors, served as a member of the board of directors of White Mountains until March 31, 2004 and served as President of White Mountains until December 31, 2002. Mr. Barrette, one of our directors and a member of the Compensation and Nominating Committee and the Underwriting Committee, is former director of White Mountains and retired as President and Chief Executive Officer of White Mountains, effective October 2005.
EXECUTIVE COMPENSATION
Compensation and Nominating Committee Report on Executive Compensation

Introduction
      The Compensation and Nominating Committee of the Board (the “Committee”) is comprised solely of independent directors. The Committee has responsibility for developing and implementing the Company’s compensation policy for senior management and employees, and for determining the compensation of the executive officers of the Company.
      The Committee designs and approves all compensation policies. Our policies are designed with the principal goal of maximizing shareholder value over long periods of time. Other important goals are to attract and retain superior executive talent in our Bermuda location, and to reward financial and personal performance.

Philosophy
      The Committee believes that total compensation should closely correlate with the change in value experienced by shareholders. Accordingly, the executive group is primarily compensated with equity-linked incentives. Levels of compensation are largely determined by annually-determined performance-based measures, further aligning the interests of management and shareholders.

Compensation Structure
      We have entered into employment agreements with each of our named executive officers and other senior members of management. These employment agreements specify that compensation consists primarily of three components: base salary, annual bonus and long-term incentive awards. Other elements of compensation include deferred compensation and retirement benefits and personal travel to and from our Bermuda location.
      The level of compensation is based on numerous factors, including achievement of target underwriting results and financial objectives established by the Committee and our Board.

Base Salary
      Base salary is set to be competitive in light of relevant market conditions in the reinsurance industry and in our Bermuda location. The Company subscribes to regular surveys carried out by third parties for the purpose of obtaining appropriate comparative data. Salaries are based on individual responsibilities and performance expectations, adjusted where necessary for cost of living factors. The peer group used for the purpose of setting compensation is a narrower group than that used for stock performance graph purposes and is comprised mainly of Bermuda insurance and reinsurance companies.

Annual Bonus Plan
      Under the annual bonus plan, participating employees are eligible to receive a performance based bonus. Bonus targets for the purpose of establishing the size of the bonus pools for executives and employees are established each year by the Committee and are determined on a number of performance factors, weighted most heavily to the financial performance of the Company. The allocation of the bonus pools to executives and employees is primarily based on the overall performance of the individual. For 2005, none of our named executives were entitled to a minimum bonus payment.

Long-Term Incentive Awards
      Long-term incentive plans provide for the grant to our named executive officers and certain other principal employees of various types of incentive awards, some of which may be share-based.
      For 2005, our principal long-term incentive award was a performance share award in which eligible employees are granted units, each representing the fair value of a Common Share. The payment to a participant of this fair value is dependent on the achievement of specific goals relating to our operating and financial performance, generally over a three-year period or as otherwise determined by the Committee. At the discretion of the Committee, payment may take the form of cash or Common Shares.

CEO Compensation
      The compensation of Anthony Taylor, our Chairman, President and Chief Executive Officer, is determined and reviewed by the Committee. It has the same structure and is subject to the same annually-determined performance measures and market comparison criteria as the compensation of our named executive officers and other senior members of management set forth above.
      For 2005, Mr. Taylor’s base salary remained unchanged from 2004, at $900,000 per annum.
      For 2005, the Committee awarded him the opportunity to earn a bonus under the Company’s Annual Bonus Plan of between zero and up to 100% of his salary, with a target of 50% of salary at the achievement of a certain level of underwriting return on an internally generated risk-based capital measure during the year.
      For the 2005-2007 performance period, the Committee awarded him 70,000 performance shares under the Company’s Long-Term Incentive Plan. The performance shares entitle him to receive a payment in cash, Common Shares or a combination thereof, the value of which is based on the Company’s Common Shares. The primary performance target for a 100% harvest ratio of the performance shares is the achievement of a certain level of underwriting return on an internally generated risk-based capital measure over the performance period, but the amount of any payout may be increased or reduced by up to 25% by reference to the ratio of the actual return on equity to the return on risk based capital.
      At the end of 2005, Mr. Taylor became entitled to receive a harvest from awards previously made to him under the Company’s exhausted Performance Unit Plan in respect of the 2003-2005 performance period. The performance units granted to him under the Plan entitled him to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of a certain level of overall combined ratio over the period, or the achievement of a certain level of annual total return to shareholders as measured over the period.
      Consistent with the Company’s principal goal of maximizing shareholder value over long periods of time, Mr. Taylor’s compensation arrangements have been designed to closely align his interests with those of shareholders. This is demonstrated by the fact that he was entitled to receive no annual bonus and no payment of long-term incentive awards under the Performance Unit Plan in respect of the Company’s 2005 results.
      After reviewing the losses incurred in 2005, the Committee has concluded that Mr. Taylor remains key to the future success of the Company.

Key Compensation Developments During 2005

Share Option Plan
      In March 2005, in conjunction with the declaration of the Company’s $390 million special dividend, the Board, on the recommendation of the Committee, permitted certain founding executive officers of the Company to exercise on a net share settlement basis vested and unvested share options in exchange for unrestricted and restricted shares, respectively, on the same vesting basis as the original options. Mr. Taylor agreed not to sell any of the converted shares in the two year period following the date of conversion.
      These adjustments are reflected in the “Options Exercised During Fiscal Year 2005 and Fiscal Year-End Option Values” table included elsewhere in this Proxy Statement.

Base Compensation
      The Committee’s approach to the setting of base compensation, namely salary, annual bonus and health and welfare benefits, remained unchanged from prior years. Salaries and benefits for the named executive officers were adjusted for the year by reference to market conditions in Bermuda and factors including corporate responsibilities and performance. The target bonus pool for all senior executives, including the named executive officers, remained at 50% of eligible base salary as in the Company’s previous three years of operation.

Annual Bonus
      When establishing the size of the bonus pools for the 2005 fiscal year, the Committee had particular regard to the level and frequency of the catastrophe events which occurred in the third and fourth quarters and to the Company’s relative performance compared to other property catastrophe insurance and reinsurance companies in its peer group. The Committee also considered this performance by reference to the internal targets set in the Company’s business plan. The Committee concluded that the bonus pools should be reduced to the minimum level it judged sufficient to meet the Company’s retention requirements for underwriting and support staff only.
      In determining the distribution of the executive bonus pool amongst qualifying employees, the Committee had regard to a variety of factors, including individual performance and the recommendations of the CEO, except in his own case where a determination was made solely based on the Committee’s evaluation of performance. In the case of each of the named executive officers including the CEO, the Committee concluded that no bonus should be paid.
      In November 2005, the Committee elected to increase the target level of bonus for most of the Company’s employees and to introduce minimum bonus payments for all the Company’s employees. This action reflected an increase in competition for experienced management and support staff at the end of 2005 resulting from the incorporation of new insurance and reinsurance companies in our Bermuda location, consequent upon the market losses caused by the third and fourth quarter U.S. windstorms.

Performance Unit Plan; Impact of Loss Experience
      The Company’s original vehicle for providing long term management incentives, the Performance Unit Plan, was exhausted by the final round of grants made by the Committee in respect of the 2004-2006 performance period.
      At the end of 2005, the second pay-out under the Performance Unit Plan became due in respect of awards made in February 2003 of performance units in respect for the performance period beginning on January 1, 2003 and ending on December 31, 2005.
      At the time the awards were granted, the Committee established a performance objective based on the Company’s achievement of a certain level of average combined ratio, which is the sum of the Company’s loss and expense ratios, over the performance period. Under the terms of the Performance Unit Plan, the Committee had the ability to settle performance units in cash, in Common Shares of the Company, or in a combination of the two. Based on performance results, the Committee approved no payments under the Performance Unit Plan to the named executive officers or to any other plan participants.

Long Term Incentive Plan
      In November 2005, the Committee elected to make awards of restricted share units in conjunction with performance share awards for 2006, as a retention measure. The restricted share awards are subject to time-based vesting in order to complement the performance-based vesting of the performance share awards. Each award of restricted share units will vest ratably in three equal tranches on December 31, 2006, 2007 and 2008, subject to the participant’s remaining employed at the applicable vesting date.
      The use of restricted share units reflected both the Committee’s desire to increase the alignment of the interests of shareholders and management through tangible ownership in the Company and an increase in competition for experienced management and support staff at the end of 2005 resulting from the incorporation of new insurance and reinsurance companies in our Bermuda location, consequent upon the market losses caused by the third and fourth quarter U.S. windstorms.

All Other Compensation
      The Committee has also reviewed all annual non-variable elements of CEO and other named executive officer compensation including: housing and relocation reimbursement allowances, reimbursements for personal travel on commercial flights to and from the Company’s Bermuda location, contributions made to the Company’s defined contribution pension scheme, and other benefits outlined in the Summary Compensation Table above and believes that all elements of such compensation were appropriate.

Compliance with Internal Revenue Code Section 162(m)
      As the Company is domiciled in Bermuda, none of the Company’s current incentive compensation plans specifically address Section 162(m) of the U.S. Internal Revenue Code (the “Code”). The Company believes, however, that all such plans give the Committee flexibility to structure executive compensation in compliance with Section 162(m) of the Code in the future, should it determine to do so. To the extent any current incentive compensation plan does not offer such flexibility and to the extent the Company and the Committee may identify a need to structure executive compensation under such plan in compliance with Section 162(m) of the Code, the Company will seek to make the necessary amendments to such plan, with shareholder approval if required.
Compensation and Nominating Committee
Raymond M. Salter (Chair)
Raymond Barrette
Steven J. Gilbert
William L. Spiegel
Corporate Governance Guidelines
      The Company has adopted Corporate Governance Guidelines to provide a framework for the governance of the Company. The Corporate Governance Guidelines are posted on our website at www.montpelierre.bm under “Investor Information”. A copy of the Corporate Governance Guidelines may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
Code of Conduct and Ethics
      The Company has adopted a Code of Conduct and Ethics for all its directors, officers and employees, including the Company’s chief executive officer and chief financial officer. The Code of Conduct and Ethics is posted on our website at www.montpelierre.bm under “Investor Information”. A copy of the Code of Conduct and Ethics may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda. Any waiver of any part of the Code of Conduct and Ethics for executive officers or directors may be made only by the Board or the Audit Committee and will be promptly disclosed to shareholders as required by the SEC and NYSE rules.

PERFORMANCE GRAPH
      The following graph compares cumulative return on our Common Shares, including reinvestment of dividends on our Common Shares, to such return for the Standard & Poor’s (“S&P”) 500 Composite Stock Price Index and S&P’s Property-Casualty Industry Group Stock Price Index, for the period commencing October 10, 2002, the date the Company’s Common Shares became publicly traded, and ending on December 31, 2005, assuming $100 was invested on October 10, 2002. The measurement points on the graph below represent the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from October 10, 2002 through December 31, 2005. As depicted on the graph below, during this period, the cumulative total return (1) on our Common Shares was 18.78%, (2) for the S&P 500 Composite Stock Price Index was 62.19% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 68.25%
Comparison of Cumulative Total Return

			S&P
			Property-Casualty
	Montpelier Re		Industry Group
	Holdings Ltd.	S&P 500	Stock Price Index

October 10, 2002	$100.00	$100.00	$100.00

December 31, 2002	$144.15	$108.44	$104.74

December 31, 2003	$185.51	$139.49	$132.36

December 31, 2004	$204.63	$154.61	$146.18

December 31, 2005	$118.78	$162.19	$168.25

PROPOSAL FOR ELECTION OF CLASS A DIRECTORS
(Proposal No. 1)
      Anthony Taylor, Allan W. Fulkerson and K. Thomas Kemp have been nominated for election as Class A directors at the Annual General Meeting by the Chairman of the Board. Their respective biographies are set out on pages 3-4 of this Proxy Statement. If elected, each of Messrs. Taylor, Fulkerson and Kemp will serve for a three-year term expiring at the Company’s Annual General Meeting of Shareholders in 2009 or until their respective successors are elected and qualified.
Vote Required
      The election of each nominee as a director requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE
RESPECTIVE NOMINEES FOR CLASS A DIRECTOR.
PROPOSAL FOR ELECTION OF CLASS B AND C DIRECTORS
(Proposal No. 2)
      Morgan W. Davis has been nominated for election as a Class B director and Clement S. Dwyer, Jr. and Candace L. Straight have each been nominated for election as Class C directors at the Annual General Meeting by the Chairman of the Board. Their respective biographies are set out on pages 5-6 of this Proxy Statement. The nominees were each recommended for nomination by non-management directors of the board. If elected, each of Mr. Davis, and Mr. Dwyer and Ms. Straight will serve for a three-year term expiring at the Company’s Annual General Meeting of Shareholders in 2007 and 2008, respectively, or until their respective successors are elected and qualified.
Vote Required
      The election of each nominee as a director requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE
RESPECTIVE NOMINEES FOR CLASS B AND C DIRECTORS.
PROPOSAL FOR ELECTION OF DESIGNATED COMPANY DIRECTORS
OF MONTPELIER REINSURANCE LTD. (“MONTPELIER RE”)
(Proposal No. 3)
      We conduct our reinsurance operations through our wholly-owned Bermuda subsidiary, Montpelier Re.
      Bye-law 85 of the Company’s Bye-laws provides that the board of directors of Montpelier Re shall consist of persons who first have been elected as designated company directors by a resolution at the Annual General Meeting of the Shareholders of the Company. The Board of the Company must then vote all shares of Montpelier Re owned by the Company to elect such designated company directors as Montpelier Re directors. The Company’s Bye-law provisions with respect to the removal of designated company directors operate similarly. The Bye-laws of Montpelier Re provide that the only persons eligible to be elected as Montpelier Re’s directors are those persons who first have been elected by the shareholders of the Company as designated company directors in accordance with the Company’s Bye-laws (including any limitation on voting rights).
      Proposal No. 3 calls for the election of Messrs. Taylor, Busher, Harris and Oberting as designated company directors for election to the board of directors of Montpelier Re. Messrs. Taylor, Busher, Harris and Oberting will not receive any compensation for their services as a director of Montpelier Re. Biographical information relating to Messrs. Taylor, Busher, Harris and Oberting is presented under the caption “Management” beginning on page 3 of this Proxy Statement.
Vote Required
      The election of each designated director requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE
NOMINEES FOR DESIGNATED COMPANY DIRECTORS OF MONTPELIER RE.
PROPOSAL FOR APPOINTMENT OF INDEPENDENT AUDITOR
(Proposal No. 4)
      On February 24, 2006, upon recommendation of the Audit Committee, the Board unanimously selected, subject to appointment by the Company’s shareholders, PricewaterhouseCoopers of Hamilton, an independent registered public accounting firm, Bermuda to continue to serve as independent auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2006. In addition to this appointment, the shareholders are being asked to authorize the Board of Directors, acting by the Company’s Audit Committee, to set the remuneration for PricewaterhouseCoopers for the fiscal year ending December 31, 2006. PricewaterhouseCoopers has served as the Company’s independent auditor since 2001.
      A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting and will have the opportunity to make statements and to respond to appropriate questions raised at the Annual General Meeting.
Fees Billed to the Company by PricewaterhouseCoopers
      The following table presents fees for professional services rendered by PricewaterhouseCoopers for the fiscal years 2004 and 2005. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCoopers’ independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent and compatible with PricewaterhouseCoopers maintaining its independence.
      The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent auditors during the fiscal year, and, pursuant to this policy the Audit Committee pre-approved all such services performed by the independent auditors for the fiscal year ended December 31, 2005. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined below, subject to the budget for each category. The Audit Committee Charter permits the Audit Committee to delegate authority to one or more members or the Audit Committee Chair when appropriate, with respect to granting pre-approvals of audit and permitted non-audit services, provided that decisions of such Committee members or the Chair to grant pre-approvals must be presented to the full Audit Committee and ratified by the Audit Committee at its next scheduled meeting.

	Year Ended December 31

	2005	2004

Audit Fees(1)	$646,250	$613,000
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$59,110	$157,158
All Other Fees(4)	$—	$122,700
Total	$705,360	$892,858

(1)	Fees related to the audit of the Company’s annual financial statements and review of those financial statements included in the Company’s annual report on Form 10-K, in the Company’s quarterly reports on Form 10-Q and review services related to other SEC filings.

(2)	For each of the years covered the Company did not pay any fees related to assurance and related services for the performance of the audit or review of the Company’s financial statements.

(3)	Aggregate fees related to tax compliance, tax advice and tax planning services.

(4)	Fees billed to the Company by PricewaterhouseCoopers for all other non-audit services rendered to the Company.
Vote Required
      The appointment of the independent auditor requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS, AN INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM, OF HAMILTON, BERMUDA AS INDEPENDENT AUDITOR.
OTHER MATTERS
      Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

2007 SHAREHOLDER PROPOSALS
      To be considered for inclusion in the proxy statement relating to the 2007 Annual General Meeting, shareholder proposals must be received by the Company no later than December 15, 2006, unless the Company changes the date of the 2007 Annual General Meeting by more than 30 days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s quarterly reports on Form 10-Q. If a shareholder proposal is introduced at the 2007 annual general meeting without any discussion of the proposal in the Company’s proxy statement and the shareholder does not notify the Company by February 28, 2007 as required by Rule 14a-4 (c)(1) of the 1934 Act of the intent to raise such proposal at the annual general meeting, then such proxies received by the Company for the 2007 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal.

By Order of the Board of Directors,

Jonathan B. Kim
Secretary
Hamilton, Bermuda
April 14, 2006

      The Annual Report to Shareholders of the Company, including financial statements for the fiscal period ended December 31, 2005, is being mailed concurrently with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K, as filed with the SEC. If you would like a copy of the Form 10-K, please contact Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda, Attn: Communications Manager. In addition, financial reports and recent filings with the SEC, including the Form 10-K, are available on the Internet at http://www.sec.gov. Company information is also available on the Internet at http://www.montpelierre.bm.

Appendix A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction
      To be considered independent under the New York Stock Exchange, Inc. (“NYSE”) rules, the Board of Directors of the Company must determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). These Standards have been established in order to assist the Board in determining director independence and may be amended by the Board from time to time. These standards shall be interpreted in a manner consistent with the NYSE rules.
In order to be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence.

II.	Definitions
      References to the “Company” include any parent or subsidiary in a consolidated group with the Company.
      The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.
      An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions required herein, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

III.	Employment Relationships
      (1) A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.
      (2) A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

IV.	Compensation Relationships
      (1) A director is not independent if the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test.
      (2) A director is not independent if the director has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation

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received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

V.	Commercial and Charitable Relationships
      (1) A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues as reported for its last completed fiscal year.
      (2) A director is not independent if the director is an executive officer, director or trustee of a charitable organization that received contributions from the Company in an amount which, in any single fiscal year within the preceding three years, exceeded the greater of $1 million or 2% of such charitable organization’s total charitable receipts as reported for the last completed fiscal year; provided, however, that the Board may determine such relationships not to be material or otherwise consistent with a director’s independence. Note that the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purposes of this paragraph.

VI.	Interlocking Directorates
      A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

VII.	Other Relationships
      (1) Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services are made in the ordinary course of business on an arms length basis.
      (2) For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

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☐                                                                    ▼DETACH PROXY CARD HERE▼

Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the proposals listed below.

1.	Election of Class A Directors
(01) Anthony Taylor, (02) Allan W. Fulkerson, (03) K. Thomas Kemp

Election of Class B Directors
(01) Morgan W. Davis

Election of Class C Directors
(01) Clement S. Dwyer, Jr., (02) Candace L. Straight

FOR ☐ WITHHELD ☐ EXCEPTIONS ☐

For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN

2.	To elect the designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda.	☐	☐	☐

3.	To appoint PricewaterhouseCoopers, an independent registered public accounting firm, of Hamilton, Bermuda as the Company’s independent auditor for 2006 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.	☐	☐	☐

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

SCAN LINE
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date          Share Owner sign here               Co-Owner sign here

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To our Shareholders:
     The Annual General Meeting of Shareholders of Montpelier Re Holdings Ltd. (the “Company”) will be held at the offices of the Company, Crown House, 4 Par-La-Ville Road, Hamilton, Bermuda on May 23, 2006, at 12:00 p.m. Atlantic Daylight Time for the following purposes:
1.	To elect three Class A directors to the Company’s Board of Directors (the “Board”) for terms expiring in 2009. To elect one Class B director and two Class C directors to the Company’s Board for terms expiring in 2007 and 2008, respectively.
2.	To elect the designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda.
3.	To appoint PricewaterhouseCoopers, an independent registered public accounting firm, of Hamilton, Bermuda as the Company’s auditor for 2006 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.
4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.
     The Company’s audited financial statements for the year ended December 31, 2005, as approved by the Company’s Board, will be presented at this Annual General Meeting.
     The close of business on March 31, 2006 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.

MONTPELIER RE HOLDINGS LTD.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2006
The undersigned appoints Thomas G.S. Busher, or failing him any other officer of Montpelier Re Holdings Ltd., as proxy to vote on behalf of the undersigned all Common Shares of the undersigned at the Annual General Meeting of Shareholders to be held May 23, 2006, and at any adjournment thereof, upon the subjects described in the letter furnished herewith, subject to any directions indicated below.
To elect the following nominees as Class A Directors to the Company’s Board of Directors for terms expiring in 2009:
(01) Anthony Taylor, (02) Allan W. Fulkerson, (03) K. Thomas Kemp
To elect the following nominees as a Class B Director and as Class C Directors to the Company’s Board of Directors for terms expiring in 2007 and 2008, respectively:
(01) Morgan W. Davis (Class B), (02) Clement S. Dwyer, Jr. (Class C), (03) Candace L. Straight (Class C)
To elect the following nominees as designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda:
(01) Anthony Taylor, (02) Thomas G.S. Busher, (03) Christopher L. Harris, (04) Kernan V. Oberting
To appoint PricewaterhouseCoopers, an independent registered public accounting firm, of Hamilton, Bermuda as the Company’s independent auditor for 2006 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.
Your vote is important! Please complete, date, sign and return this form to Montpelier Re Holdings Ltd., c/o The Bank of New York, P.O. Box 11154, New York, NY 10203-0154 in the accompanying envelope, which does not require postage if mailed in the United States.

This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will be voted FOR each proposal listed on the reverse side and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting.
      To change your address, please mark this box.       ☐

MONTPELIER RE HOLDINGS LTD.
P.O. BOX 11154
NEW YORK, N.Y. 10203-0154

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(Continued and to be signed and dated on reverse side.)